Exhibit 99.1


       Station Casinos Announces Record Fourth Quarter Results
                   and New Native American Contract

    LAS VEGAS--(BUSINESS WIRE)--Jan. 29, 2004--Station Casinos, Inc. (NYSE:STN) today announced the results of its operations for the fourth quarter ended December 31, 2003.

    Highlights include:

    -- Adjusted for non-recurring items, diluted earnings were $0.42 per share compared to $0.18 in the prior year, a 133% increase.

    -- EBITDA (1) of $84.6 million, an increase of 40% over the prior year's quarter.

    -- Same-store revenues from the Las Vegas operations increased 6% over the prior year's quarter, while same-store EBITDA margins were 34.3% compared to 32.9% last year. Excluding Green Valley Ranch Station, revenues from the Major Las Vegas properties increased 4% while EBITDA margins increased to 32.9% from 32.1% in the prior year.

    -- Same-store EBITDA from the Las Vegas operations increased 11% over the prior year. Excluding Green Valley Ranch Station, EBITDA increased 6% year over year.

    -- The company initiates guidance for the first quarter of 2004 of $87 million to $91 million of EBITDA and $0.44 to $0.48 of earnings per share.

    -- Entering into management and development agreements with the Mechoopda Indian Tribe of Chico, California to develop and manage the tribe's casino project in Chico, California.

    -- The Company will pay its next quarterly dividend of $0.125 per share on March 4, 2004.

    Results of Operations

    The Company's net revenues for the fourth quarter ended December 31, 2003 were approximately $229.9 million, an increase of 14% compared to the prior year's quarter. EBITDA for the quarter was $84.6 million, an increase of 40% compared to the prior year's quarter. During the quarter, Adjusted Earnings (2) applicable to common stock were $27.1 million, or $0.42 per share, an increase of 133% over the prior year's $0.18 per share on a comparable basis.
    For the quarter ended December 31, 2003, the Company reported earnings from its Green Valley Ranch Station joint venture of $6.6 million, which represents a combination of Station's management fee ($1.6 million) plus 50% of Green Valley Ranch Station's operating income ($5.0 million). Green Valley Ranch Station generated EBITDA before management fees of $15.7 million, an increase of 33% compared to the prior year's quarter. Included in Station's interest expense is $1.2 million of interest related to this joint venture.
    The non-recurring items for the quarter consist of an $11.4 million after-tax impairment charge for the goodwill related to the acquisition of Fiesta Rancho, a $24.7 million after-tax charge for the settlement of a lawsuit, $1.5 million in costs to develop new gaming opportunities, primarily in Native American gaming, $0.6 million in costs related to the cancellation of certain insurance policies, $0.8 million for the write-off of debt issuance costs at Green Valley Ranch Station, all of which were partially offset by a $2.2 million reduction in federal income taxes. Including these items, the Company reported net loss of $8.6 million and loss applicable to common stock of $0.14 per share.

    Las Vegas Market Results

    Same-store (Major Las Vegas Operations and Green Valley Ranch Station) net revenues for the quarter increased to $241.0 million, a 6% increase compared to the prior year, while EBITDA at those operations increased 11% to $82.7 million. "At the beginning of the year we projected revenue would grow at approximately 4% for the year, with the second half of the year stronger than the first half and that is exactly what occurred. Our Jumbo brand product offerings and the continuing population growth in Las Vegas are driving increased revenues," stated Glenn C. Christenson, executive vice president and chief financial officer. Same-store EBITDA margins increased to 34.3% compared to 32.9% during the fourth quarter of last year.
    For the quarter and year ended December 31, 2003, revenues at Fiesta Rancho were essentially flat with the prior year partially due to prolonged road construction around the property. The Company has however reduced its growth assumptions for the property and, as a result, the accounting rules mandated the company record an $11.4 million after tax charge in the fourth quarter related to the value of the goodwill.
    EBITDA and Adjusted Earnings are not generally accepted accounting principles ("GAAP") measurements and are presented solely as a supplemental disclosure because the Company believes that they are widely used measures of operating performance in the gaming industry and as a principal basis for valuation of gaming companies. EBITDA and Adjusted Earnings are further defined in footnotes 1 and 2, respectively.

    United Auburn Indian Community

    Thunder Valley Casino, which opened on June 9, 2003 and is managed by Station for the United Auburn Indian Community, generated management fees to Station of $17.2 million during the quarter.

    Lawsuit Settlement

    The Company has reached an agreement in principle to settle a lawsuit brought by Fitzgerald's Sugar Creek, Inc., the City of Sugar Creek, Missouri and Phillip Griffith in December 2000 for $24.7 million, net of the related tax benefit. The lawsuit centered on allegations of improper conduct by the Company's former Missouri legal counsel, Michael Lazaroff.
    The Company has asserted a claim against Mr. Lazaroff and his former law firm to recover all damages caused by Mr. Lazaroff's conduct. As part of that claim, the Company intends to seek reimbursement for, among other things, the amount it was required to pay to settle the Fitzgerald's litigation, as well as the attorney's fees and costs incurred by the Company in defending that litigation.

    Balance Sheet Items and Capital Expenditures

    Long-term debt was $1.16 billion as of December 31, 2003. Total capital expenditures totaled $38.1 million for the quarter ended December 31, 2003 and consisted of $10.5 million of maintenance capital expenditures, $14.1 million of expansion capital expenditures and $13.5 million for the accelerated replacement of slot machines to take advantage of ticket-in ticket-out technology. The long-term debt balance at year-end is approximately $17 million higher than our previous guidance. The difference is due primarily to entering into an agreement to purchase an additional piece of land adjacent to the Wild Wild West site for $6.3 million and advances to and consolidating MPM Enterprises LLC, our 50% owned joint venture that will manage the Gun Lake project, which resulted in approximately $11 million of additional debt as of December 31, 2003, which is offset by a receivable from the Gun Lake Tribe. See the Company's press release dated January 15, 2004 for more detail on the projected capital spending for the next three years.
    As of December 31, 2003, the Company's debt to cash flow ratio as defined in its bank credit facility was 3.6 to 1, which reflects annualizing the management fees from Thunder Valley Casino.
    The Company plans to issue $400 million of 6 1/2% senior subordinated notes due in 2014. The proceeds from the offering will be used to redeem $199.9 million senior subordinated notes due in December of 2008, to reduce the Company's revolving credit facility and for general corporate purposes.

    Mechoopda Indian Tribe Management Agreement

    The Company also announced today that it has entered into Development and Management Agreements with the Mechoopda Indian Tribe of Chico Rancheria, California (the "Tribe"), a federally recognized Indian tribe. Station will assist the Tribe in developing and operating a gaming and entertainment project to be located in Butte County, California (the "Project"), at the intersection of State
Route 149 and Highway 99, approximately 10 miles southeast of Chico, California and 80 miles north of Sacramento, California.
    Under the terms of the Development Agreement, Station has agreed to arrange the financing for the ongoing development costs and construction of the Project. Prior to obtaining financing for the Project, the Company expects to advance $5 million to $10 million to the Tribe for the acquisition of land and other development costs. Although no firm construction budget has been established, the Company expects the total cost of the development and construction of the Project will be less than $80 million. Funds advanced by Station are expected to be repaid from the proceeds of the project financing or from the Tribe's gaming revenues. The Management Agreement has a term of seven years and provides for a management fee of 24% of the Project's net income. The proposed Project will be located on approximately 650 acres on State Route 149, at the intersection with Highway 99. As currently contemplated, the Project will include approximately 500 slot machines, 10 table games and dining and entertainment amenities. Station anticipates the gaming and entertainment facility will be open some time during 2005. Steve C. Santos, Tribal Chairman commented, "Station's excellent reputation and extensive experience in the gaming industry will help make our dream of economic sufficiency a reality. With Station's help, we look forward to building a first-class gaming facility that will generate hundreds of jobs and spur interest in our local economy." "We are excited about the opportunity to work with the Tribe in developing a quality gaming facility. The property is in a very underserved area of the Northern California market and we look forward to adding another project to our Native American franchise," stated Christenson.

    First Quarter 2004 and Year 2004 Guidance

    The Company expects EBITDA of approximately $87 million to $91 million for the first quarter of 2004 (excluding development expense, costs related to the early retirement of the $199.9 million 8 7/8% senior subordinated notes and other non-recurring items). This would result in earnings per share ("EPS") of $0.44 to $0.48 for the first quarter of 2004. Our general guidance has been to grow revenues in the 4% to 5% range. To date in January, our revenue growth from our Las Vegas operations excluding Green Valley Ranch Station is approximately 7%. While it is too soon to change our guidance for the year, and there are no guarantees, we are cautiously optimistic with what we are seeing thus far in the market.
    For 2004, the Company expects EBITDA of approximately $340 million to $350 million (excluding development expense and non-recurring items) and EPS of approximately $1.68 to $1.78 assuming 65 million fully diluted shares. Development costs are expected to be approximately $5 million, which does not include non-reimbursable project costs related to certain management contracts as certain milestones are met on each development project. This guidance assumes revenue growth of 4% to 5% in Las Vegas with an approximate 50% flow through and an effective tax rate of 36.5%.

    Dividend

    The Board of Directors has declared a quarterly cash dividend of $0.125 per share. The dividend is payable on March 4, 2004 to shareholders of record on February 12, 2004. "Our dividend policy is consistent with the balanced approach to the allocation of our free cash flow. We think it makes sense to return cash to our shareholders as part of our overall strategy to enhance shareholder value while still taking advantage of the substantial growth opportunities the Company controls," stated Christenson.

    Conference Call Information

    The Company will host a conference call today, Thursday, January 29, 2004, at 9:00 AM (PT) to discuss its fourth quarter financial results and provide guidance for 2004. Interested participants may access the call by dialing in to the conference operator at 888-722-1081. A live audio webcast of the call, as well as supplemental tables and charts, will also be available at the Company's website, www.stationcasinos.com. (3) A replay of the call will be available from 11:00 AM (PT) on January 29, 2004, until 11:00 AM (PT) on February 5, 2004 at 800-633-8284. The reservation number is 21180703.

    Company Information and Forward Looking Statements

    Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station's properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino and Fiesta Henderson Casino Hotel in Henderson, Nevada. Station also owns a 50% interest in both Barley's Casino & Brewing Company and Green Valley Ranch Station Casino in Henderson, Nevada and a 6.7% interest in the Palms Casino Resort in Las Vegas, Nevada. In addition, Station manages the Thunder Valley Casino in Sacramento, California on behalf of the United Auburn Indian Community.

    This press release contains certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions and expansion projects of the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, financial market risks, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and its Registration Statement on Form S-4 File No. 333-66140.
    All forward-looking statements are based on the Company's current expectations and projections about future events. All forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional financial information, including presentations from recent investor conferences, is available in the "Investors" section of the Company's website at www.stationcasinos.com.(3)
    Construction projects such as the Green Valley Ranch Station expansion entail significant risks, including shortages of materials or skilled labor, unforeseen regulatory problems, work stoppages, weather interference, floods and unanticipated cost increases. The anticipated costs and construction periods are based on budgets, conceptual design documents and construction schedule estimates. There can be no assurance that the budgeted costs or construction period will be met.
    In September 2002, the United States District Court for the District of Columbia ruled in favor of the Department of the Interior and the UAIC and granted the Department of the Interior's and the UAIC's motions for summary judgment, resulting in the dismissal of the claims challenging the Department of the Interior's decision to accept land into trust for the benefit of the UAIC. In November 2003, the United States Court of Appeals for the District of Columbia Circuit affirmed the lower Court's decision. The case may be further appealed to the United States Supreme Court. There can be no assurance as to the ultimate outcome of any such appeal.
    The agreement in principle to settle the lawsuit between the Company and Fitzgerald's Sugar Creek Inc., the City of Sugar Creek, Missouri (the "City") and Phillip Griffith is subject to the approval of the City (through its city council or other governing body) of the settlement agreement. The parties have agreed to use their best efforts to cause the City to obtain such approval and to execute a definitive agreement within 10 days.

    (1) EBITDA consists of net income plus change in accounting principle, income tax provision, interest and other expense, loss on early retirement of debt, litigation settlement, impairment loss, depreciation, amortization, development expense, cancellation of certain insurance policies, employer taxes on stock exercises, Regulation 6A investigative costs, Harrah's patent litigation costs, write-off of our 50% investment in a restaurant at Green Valley Ranch Station, asset reserves and restructuring charges, less Thunder Valley development fee and insurance proceeds. EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies. The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company. Together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures. To evaluate EBITDA and the trends it depicts, the components should be considered. The impact of change in accounting principle, income tax provision, interest and other expense, loss on early retirement of debt, litigation settlement, impairment loss, depreciation, amortization, development expense, cancellation of certain insurance policies, employer taxes on stock exercises, Regulation 6A investigative costs, Harrah's patent litigation costs, write-off of our 50% investment in a restaurant at Green Valley Ranch Station, insurance proceeds, Thunder Valley development fee, asset reserves and restructuring charges, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's operating performance, cannot be determined from EBITDA. Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles ("GAAP") and does not necessarily indicate cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income, as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as the Company, and therefore, the Company's measure of EBITDA may not be comparable to similarly titled measures used by other gaming companies. A reconciliation of EBITDA to net income is included in the financial schedules accompanying this release.

    (2) Adjusted Earnings excludes development fee and interest income related to Thunder Valley, income tax adjustment, development expense, employer taxes on stock exercises, Regulation 6A investigative costs, Harrah's patent litigation costs, impairment loss, litigation settlement, loss on early retirement of debt, cancellation of certain insurance policies, write-off of our 50% investment in a restaurant at Green Valley Ranch Station, change in accounting principle, insurance proceeds, asset reserves and restructuring charges. Adjusted Earnings is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies, as this measure is considered by the Company to be a better measure on which to base expectations of future results than GAAP net income. A reconciliation of Adjusted Earnings and EPS to GAAP net income and EPS is included in the financial schedules accompanying this release.

    (3) The hyperlink to the Company's URL is included herein solely for the convenience of investors in accessing the audio webcast of the fourth quarter conference call. All other references herein to the Company's URL are inactive textual references. None of the information contained on the Company's website shall be deemed incorporated by reference or otherwise included herein.



                        Station Casinos Inc.
                Condensed Consolidated Balance Sheets
                       (amounts in thousands)
                             (unaudited)


                                                    December 31,
                                              -----------------------
                                                    2003        2002
                                              ----------- -----------

Assets:
 Cash and cash equivalents                       $62,272     $59,339
 Receivables, net                                 28,224      15,423
 Other current assets                             43,968      27,747
                                              ----------- -----------
   Total current assets                          134,464     102,509
 Property and equipment, net                   1,158,299   1,046,051
 Other long-term assets                          453,209     449,787
                                              ----------- -----------
   Total assets                               $1,745,972  $1,598,347
                                              =========== ===========


Liabilities and stockholders' equity:
 Current portion of long-term debt                   $22        $122
 Other current liabilities                       142,294      88,677
                                              ----------- -----------
   Total current liabilities                     142,316      88,799
 Revolving credit facility                       177,000     177,200
 Senior and senior subordinated notes            973,786     973,669
 Other debt                                        6,060           -
 Interest rate swaps, mark-to-market              12,089      14,731
 Other long-term liabilities                      94,782      73,270
                                              ----------- -----------
   Total liabilities                           1,406,033   1,327,669
 Stockholders' equity                            339,939     270,678
                                              ----------- -----------
   Total liabilities and stockholders' equity $1,745,972  $1,598,347
                                              =========== ===========



                        Station Casinos Inc.
           Condensed Consolidated Statements of Operations
            (amounts in thousands, except per share data)
                             (unaudited)


                               Three Months Ended  Twelve Months Ended
                                  December 31,       December 31,
                               ------------------- -------------------
                                 2003      2002      2003      2002
                               --------- --------- --------- ---------
Operating revenues:
 Casino                        $168,774  $161,944  $648,664  $638,113
 Food and beverage               35,134    35,823   133,676   133,811
 Room                            12,960    12,285    50,460    48,579
 Other                           10,908    10,102    45,943    40,790
 Management fees                 18,942     1,320    46,711     4,853
                               --------- --------- --------- ---------
  Gross revenues                246,718   221,474   925,454   866,146
 Promotional allowances         (16,865)  (19,867)  (67,365)  (73,281)
                               --------- --------- --------- ---------
  Net revenues                  229,853   201,607   858,089   792,865
                               --------- --------- --------- ---------

Operating costs and expenses:
 Casino                          68,591    67,573   265,203   258,383
 Food and beverage               24,882    20,573    87,783    78,738
 Room                             4,952     4,750    19,580    19,000
 Other                            3,802     4,329    15,452    16,276
 Selling, general and
  administrative                 41,111    39,796   161,643   161,038
 Corporate expense                8,386     8,119    33,039    31,946
 Development expense              1,447         -     4,306         -
 Depreciation and amortization   18,569    17,933    73,144    72,783
 Impairment loss                 17,474     4,915    18,868     8,791
 Litigation settlement           38,000         -    38,000         -
                               --------- --------- --------- ---------
                                227,214   167,988   717,018   646,955
                               --------- --------- --------- ---------

Operating income                  2,639    33,619   141,071   145,910
 Earnings from joint ventures     5,816     3,461    20,604    11,293
                               --------- --------- --------- ---------
Operating income and earnings
 from joint ventures              8,455    37,080   161,675   157,203
                               --------- --------- --------- ---------

Other income (expense):
 Interest expense               (22,182)  (23,974)  (92,940)  (96,795)
 Interest and other expense
  from joint ventures            (1,993)   (1,533)   (6,409)   (6,272)
 Interest income                      6         9     4,873       106
 Loss on early retirement of
  debt                             (824)   (4,381)     (824)   (5,808)
 Other                              603       162     1,802     1,322
                               --------- --------- --------- ---------
                                (24,390)  (29,717)  (93,498) (107,447)
                               --------- --------- --------- ---------
Income (loss) before income
 taxes and cumulative effect
 of change in accounting
 principle                      (15,935)    7,363    68,177    49,756
Income tax benefit (provision)    7,287    (2,823)  (23,834)  (18,508)
                               --------- --------- --------- ---------
Income (loss) before
 cumulative effect of change
 in accounting principle         (8,648)     4,540   44,343    31,248
Cumulative effect of change in
 accounting principle, net
 of applicable income
 tax benefit of $7,170                -         -         -   (13,316)
                               --------- --------- --------- ---------
Net income (loss)               $(8,648)    $4,540  $44,343   $17,932
                               ========= ========= ========= =========

Basic and diluted earnings per
 common share:
Income (loss) before cumulative
 effect of change in accounting
 principle
  Basic                          $(0.14)     $0.08     $0.76     $0.54
  Diluted                        $(0.14)     $0.07     $0.72     $0.51
Net income (loss)
  Basic                          $(0.14)     $0.08     $0.76     $0.31
  Diluted                        $(0.14)     $0.07     $0.72     $0.30

Weighted average common shares
 outstanding
  Basic                          60,176    57,912    58,371    57,845
  Diluted                        60,176    61,388    61,850    60,730

Dividends paid per common
 share                           $0.125        $-    $0.250        $-



                        Station Casinos Inc.
                       Summary Information and
             Reconciliation of Net Income (Loss) to EBITDA
     (amounts in thousands, except occupancy percentage and ADR)
                             (unaudited)


                               Three Months Ended  Twelve Months Ended
                                  December 31,         December 31,
                               ------------------- -------------------
                                   2003      2002      2003      2002
                               --------- --------- --------- ---------
Major Las Vegas Operations (a):
------------------------------
Net revenues                   $203,268  $195,734  $781,061  $768,813

Net income                      $11,038   $18,763   $69,782   $59,823
 Change in accounting
  principle, net of applicable
  income tax benefit                  -         -         -    13,069
 Income tax provision             6,481    11,019    40,980    42,810
 Interest and other expense,
  net                            14,377    15,918    59,804    69,468
 Impairment loss                 17,474         -    17,474         -
 Depreciation and amortization   17,561    17,190    69,535    69,814
 Regulation 6A investigative
  costs                               -         -       520         -
                               --------- --------- --------- ---------
EBITDA                          $66,931   $62,890  $258,095  $254,984
                               ========= ========= ========= =========

Green Valley Ranch Station
 (50% owned):
------------------------------
Net revenues                    $37,690   $31,442  $139,128  $118,541

Net income                       $4,377    $3,564   $21,203    $8,665
 Interest and other expense,
  net                             5,595     4,319    18,950    17,093
 Preopening expenses                  -         -         -       285
 Write off of a restaurant
  investment                          -         -         -     1,402
 Loss on early retirement of
  debt                            1,648         -     1,648         -
Depreciation and amortization     4,101     3,901    16,390    15,511
                               --------- --------- --------- ---------
EBITDA                          $15,721   $11,784   $58,191   $42,956
                               ========= ========= ========= =========

Same-Store Operations (b):
------------------------------
Net revenues                   $240,958  $227,176  $920,189  $887,354

Net income                      $15,415   $22,327   $90,985   $68,488
 Change in accounting
  principle, net of applicable
  income tax benefit                  -         -         -    13,069
 Income tax provision             6,481    11,019    40,980    42,810
 Interest and other expense,
  net                            19,972    20,237    78,754    86,561
 Preopening expenses                  -         -         -       285
 Write off of a restaurant
  investment                          -         -         -     1,402
 Loss on early retirement of
  debt                            1,648         -     1,648         -
 Impairment loss                 17,474         -    17,474         -
 Depreciation and amortization   21,662    21,091    85,925    85,325
 Regulation 6A investigative
  costs                               -         -       520         -
                               --------- --------- --------- ---------
EBITDA                          $82,652   $74,674  $316,286  $297,940
                               ========= ========= ========= =========


                         Station Casinos Inc.
                        Summary Information and
             Reconciliation of Net Income (Loss) to EBITDA
      (amounts in thousands, except occupancy percentage and ADR)
                              (unaudited)


                               Three Months Ended  Twelve Months Ended
                                  December 31,          December 31,
                               ------------------- -------------------
                                   2003      2002      2003      2002
                               --------- --------- --------- ---------
Total Station Casinos Inc. (c):
------------------------------
Net revenues                   $229,853  $201,607  $858,089  $792,865
 Thunder Valley development
  fee                                 -         -    (4,407)        -
 Thunder Valley management fee  (17,191)        -   (40,268)        -
                               --------- --------- --------- ---------
Net revenues excluding Thunder
 Valley                        $212,662  $201,607  $813,414  $792,865

Net income (loss)               $(8,648)   $4,540   $44,343   $17,932
 Change in accounting
  principle, net of applicable
  income tax benefit                  -         -         -    13,316
 Income tax provision (benefit)  (7,287)    2,823    23,834    18,508
 Interest and other expense,
  net                            23,566    25,336    92,674   101,639
 Loss on early retirement of
  debt                              824     4,381       824     5,808
 Litigation settlement           38,000         -    38,000         -
 Impairment loss                 17,474     4,915    18,868     8,791
 Depreciation and amortization   18,569    17,933    73,144    72,783
 Development expense              1,447         -     4,306         -
 Corporate expense less
  employer taxes on stock
  exercises, Harrah's patent
  litigation costs and
  cancellation of certain
  insurance policies              7,768     7,469    29,947    30,174
 Employer taxes on stock
  exercises                           -         -       681         -
 Harrah's patent litigation
  costs                               -     1,521     1,793     2,643
 Cancellation of certain
  insurance policies                618         -       618         -
 Regulation 6A investigative
  costs                               -         -       520         -
 Asset reserves and
  restructuring charges, net          -      (871)        -         5
 Write off of a restaurant
  investment at Green Valley
  Ranch Station (50%)                 -         -         -       701
 Thunder Valley development
  fee                                 -         -    (4,407)        -
 Thunder Valley management fee  (17,191)        -   (40,268)        -
 Insurance proceeds                   -         -         -    (1,580)
                               --------- --------- --------- ---------
EBITDA from Las Vegas
 operations                      75,140    68,047   284,877   270,720
 Thunder Valley management fee   17,191         -    40,268         -
                               --------- --------- --------- ---------
EBITDA before corporate
 expense                         92,331    68,047   325,145   270,720
 Less corporate expense          (7,768)   (7,469)  (29,947)  (30,174)
                               --------- --------- --------- ---------
EBITDA                          $84,563   $60,578  $295,198  $240,546
                               ========= ========= ========= =========

Occupancy percentage                 91%       92%       94%       91%
ADR                                 $52       $50       $50       $50

(a) The Major Las Vegas Operations include the wholly owned properties of Palace Station, Boulder Station, Texas Station, Sunset Station, Santa Fe Station, Fiesta Rancho and Fiesta Henderson.

(b) Same-Store Operations include the Major Las Vegas Operations plus the total operations of Green Valley Ranch Station.

(c) Total Station Casinos Inc. includes the Major Las Vegas
    Operations, Wild Wild West, Wildfire (since Jan. 27, 2003), the company's earnings from joint ventures and corporate expense.


                      Station Casinos Inc.
           Reconciliation of GAAP Net Income (Loss) and EPS
                     to Adjusted Earnings and EPS
            (amounts in thousands, except per share data)
                             (unaudited)


                                Three Months Ended Twelve Months Ended
                                    December 31,      December 31,
                                 ----------------- -----------------
                                   2003     2002     2003     2002
                                 -------- -------- -------- --------

Adjusted Earnings
Net income (loss)                  $(8,648)  $4,540  $44,343  $17,932
  Thunder Valley development fee,
   net                                   -        -   (2,865)       -
  Thunder Valley interest income,
   net                                   -        -   (3,149)       -
  Development expense, net             941        -    2,799        -
  Employer taxes on stock
   exercises, net                        -        -      443        -
  Harrah's patent litigation
   costs, net                            -      958    1,165    1,665
  Cancellation of certain
   insurance policies                  402        -      402        -
  Regulation 6A investigative
   costs, net                            -        -      338        -
  Impairment loss, net              11,358    3,096   12,264    5,538
  Litigation settlement             24,700        -   24,700        -
  Loss on early retirement of
   debt, net                           536    2,760      536    3,659
  Reduction in federal income
   taxes                            (2,152)       -   (2,152)       -
  Write off of investment in
   restaurant at Green Valley
   Ranch Station, net (50%)              -        -        -      442
  Change in accounting principle,
   net                                   -        -        -   13,316
  Insurance proceeds, net                -        -        -     (995)
  Asset reserves and restructuring
   charges, net                          -     (549)       -        2
                                   -------- -------- -------- --------
Adjusted Earnings                  $27,137  $10,805  $78,824  $41,559
                                   ======== ======== ======== ========

Adjusted basic earnings (loss)
per common share:
Net income (loss)                   $(0.14)   $0.08    $0.76    $0.31
  Thunder Valley development fee,
   net                                   -        -    (0.05)       -
  Thunder Valley interest income,
   net                                   -        -    (0.05)       -
  Development expense, net            0.01        -     0.05        -
  Employer taxes on stock
   exercises, net                        -        -     0.01        -
  Harrah's patent litigation
   costs, net                            -     0.02     0.02     0.03
  Cancellation of certain
   insurance policies                 0.01        -     0.01        -
  Regulation 6A investigative
   costs, net                            -        -     0.01        -
  Impairment loss, net                0.19     0.05     0.21     0.10
  Litigation settlement               0.41        -     0.41        -
  Loss on early retirement of
   debt, net                          0.01     0.05     0.01     0.06
  Reduction in federal income
   taxes                             (0.04)       -    (0.04)       -
  Write off of investment in
   restaurant at Green Valley
   Ranch Station, net (50%)              -        -        -     0.01
  Change in accounting principle,
   net                                   -        -        -     0.23
  Insurance proceeds, net                -        -        -    (0.02)
  Asset reserves and restructuring
   charges, net                          -    (0.01)       -        -
                                   -------- -------- -------- --------
Adjusted basic earnings per
 common share                        $0.45    $0.19    $1.35    $0.72
                                   ======== ======== ======== ========

Weighted average common shares
 outstanding - basic                60,176   57,912   58,371   57,845


Adjusted diluted earnings per
 common share:
Net income (loss)                   $(0.14)   $0.07    $0.72    $0.30
  Thunder Valley development fee,
   net                                   -        -    (0.05)       -
  Thunder Valley interest income,
   net                                   -        -    (0.05)       -
  Development expense, net            0.01        -     0.04        -
  Employer taxes on stock
   exercises, net                        -        -     0.01        -
  Harrah's patent litigation
   costs, net                            -     0.02     0.02     0.03
  Cancellation of certain
   insurance policies                    -        -        -        -
  Regulation 6A investigative
   costs, net                            -        -        -        -
  Impairment loss, net                0.18     0.05     0.20     0.09
  Litigation settlement               0.39        -     0.40        -
  Loss on early retirement of
   debt, net                          0.01     0.05     0.01     0.06
  Reduction in federal income
   taxes                             (0.03)       -    (0.03)       -
  Write off of investment in
   restaurant at Green Valley
   Ranch Station, net (50%)              -        -        -        -
  Change in accounting principle,
   net                                   -        -        -     0.22
  Insurance proceeds, net                -        -        -    (0.02)
  Asset reserves and restructuring
   charges, net                          -    (0.01)       -        -
                                   -------- -------- -------- --------
Adjusted diluted earnings per
 common share                        $0.42    $0.18    $1.27    $0.68
                                   ======== ======== ======== ========

Weighted average common shares
 outstanding - diluted              64,144   61,388   61,850   60,730

    CONTACT: Station Casinos, Inc.
             Glenn C. Christenson, 800-544-2411 or 702-367-2484
             or
             Thomas M. Friel, 800-544-2411 or 702-221-6793
             or
             Lesley A. Pittman, 800-544-2411 or 702-367-2437